Exhibit 10.14
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (“Agreement”) is made the 1st day of October 2006
BETWEEN:
1	Biwater International Limited, a company organised and existing under the laws of England, whose registered office is at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England (hereinafter referred to as “Biwater”) and

2	Cascal Services Limited a company organised and existing under the laws of England, whose registered office is at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England (hereinafter referred to as “Cascal”)

(together the “Parties” and individually a “Party”).
WHEREAS:
A	Biwater provides a number of services to other subsidiary companies of Biwater Plc.

B	Cascal directly employs staff and also procures certain support services from outside its own resources in order to meet all of its legal, administrative and other obligations.

C	Cascal wishes to utilise the skills and resources that Biwater currently employs and wishes to engage Biwater to provide certain services.

D	The Parties enter into this Agreement to record their mutual understanding of the terms and conditions relating to Biwater providing the services to Cascal.
NOW THEREFORE IT IS AGREED as follows:
1	THE SERVICES

1.1	Cascal hereby engages Biwater on an exclusive basis and Biwater hereby agrees to provide services (details of which are set out in appendix 1 appended hereto (collectively the “Services” and individually a “Service”), utilising appropriately experienced personnel.

2	TERM

2.1	This Agreement shall come into effect on the day first above mentioned and shall continue until 28 September 2021 unless one Party chooses to terminate in accordance with either of Clauses 2.2, 3.2, 6, or 7 of this Agreement.

2.2	Either Party may terminate this Agreement by giving six months written notice to the other Party.

2.3	Either Party may, without terminating this whole Agreement, terminate one or more Service by giving six months written notice to the other Party. Also the Parties may extend the scope of such Services by their prior written agreement.

3	PAYMENT

3.1	In consideration of the Services provided by Biwater to Cascal for the first 6 months of this Agreement, Cascal shall pay to Biwater the sums as set out in Appendix 2 appended hereto. Costs, fees and expenses of third parties specifically attributable or solely for the benefit of Cascal are not covered by this Agreement.

3.2	Prior to 31 January in the same year of each anniversary date the Parties shall review the rates set out in Appendix 2 appended hereto and agree new rates to apply for the year commencing on the following 1 April by 31 January of the same year. In the event the Parties are unable to agree new rates either Party may terminate this Agreement by giving six months written notice to the other Party.

3.3	All payments made to Biwater by Cascal under this Agreement shall be paid quarterly in advance and no later than 30 (thirty) days after the date of Biwater’s invoice. If the payment of any sums due to Biwater from Cascal under this Agreement is delayed, Biwater shall be entitled without formal notice to charge interest on the amount unpaid during the period of delay. The rate of interest shall be two percent per annum above the prevailing HSBC UK base lending rate.

3.4	If after the date of this Agreement a material adverse event occurs which is materially adverse to the basis upon which any rates for the provision of the Services by Biwater are calculated pursuant to Clause 3.2 of this Agreement it is hereby agreed by the Parties that any such rates shall be immediately reviewed and amended upon the occurrence of any such event.

4	PROVISION OF SERVICES IN DORKING

4.1	The Parties agree this Agreement relates to Biwater providing Services to Cascal within Biwater House only. In the event Biwater agrees to provide Services to Cascal in other locations these shall be agreed between the Parties on a case by case basis in addition to the amounts set out in Appendix 2 appended hereto.

4.2	The Parties hereby agree that any rates agreed between them pursuant to Clause 3.2 of this Agreement shall be revisited and amended in the event Cascal’s employees and/or computers vary by ± 20% from the base totals used to calculate the respective rates.

5	FORCE MAJEURE

5.1	In this Agreement “force majeure” shall mean any cause preventing either Party from performing any or all of its obligations which arises from, or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented, including without limitation strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other Party), act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm or default of suppliers or sub-contractors.

5.2	If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to force majeure, and shall (subject to service of such notice and to Clause 5.3) have no liability in respect of the performance of such of its obligations as are prevented by the force majeure events during the continuation of such events, and for such time after they cease as is necessary for that Party, using all reasonable endeavours, to recommence its affected operations in order for it to perform its obligations.

5.3	The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of force majeure shall use all reasonable endeavours to bring the force majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the force majeure event.

6	TERMINATION OF THIS AGREEMENT

6.1	The termination of this Agreement for any reason shall be without prejudice to any rights or obligations which shall have accrued or become due between the Parties prior to the date of termination.

7	LAW AND DISPUTES

7.1	This Agreement shall be governed by and construed in accordance with the laws of England.

7.2	The Parties shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement or a breach thereof. If any such dispute cannot be settled amicably through ordinary negotiations by appropriate representatives of the Parties, the dispute shall be referred to their respective Chief Executive Officers who shall meet in order to attempt to resolve the dispute.

8	LIMITATION OF LIABILITY

8.1	The liability of Biwater in relation to the provision of the Services shall be limited to the failure to exercise such reasonable skill and care as may be expected of appropriately experienced persons performing the Services.

8.2	The liability of Biwater to Cascal in the event of failure by Biwater under this Agreement shall be the repetition by Biwater or the performance of that Part of the Services as may be necessary to overcome such failure.

8.3	Neither Party shall be liable to the other for any loss of profit, loss of use, loss of business or for any other indirect or consequential damage that may be suffered by the other.

9	ENTIRE AGREEMENT

9.1	This Agreement contains the entire agreement and understanding among the parties and merges and supersedes all prior discussion and writing with respect to the subject matter hereof and neither Party has relied on any representation or warranty in entering into this Agreement other than as specifically incorporated herein.

10	COUNTERPARTS

10.1	This Agreement may be executed by the Parties in separate counterparts, each of which when so accepted and delivered shall be an original but all such counterparts shall together constitute but are one and the same original.
IN WITNESS WHEREOF the Parties have each caused this Agreement to be fully executed by their respective authorised representatives in duplicate counterparts the day and year first above written.

Signed by	)
for and on behalf of	)	/s/ D. L. Magor
Biwater International Limited	)

Signed by	)
for and on behalf of	)	/s/ Stephane Marcel Jean Richer
Cascal Services Limited	)

APPENDIX 1
The Services shall consist of the following:
Service 1 — Payroll Service:
Biwater will operate a payroll bureau support service for Cascal covering their employees, both those based in Dorking and expatriates. This service will include:
i)	Preparing the monthly payroll, making all necessary statutory, taxation, pension and other deductions, using information provided by the Human Resources department and Cascal management;

ii)	Preparing and submitting ad hoc, monthly and annual returns to the tax authorities for payroll data;

iii)	Preparing P11D forms;

iv)	Preparing Directors Emoluments returns;

v)	Providing monthly journal entries for the Cascal payroll which can be entered into the Cascal accounting records.
Service 2 — Human Resources Service:
Biwater will provide a human resources service for Cascal employees, both those based in Dorking and expatriates. This service will include:
i)	Assisting Cascal management in the recruitment of new staff;

ii)	Maintaining personnel records for each employee;

iii)	Assisting Cascal management in the performance management, training and development of staff;

iv)	Assisting Cascal management in the review and revision of employment policies, contract terms and benefits;

v)	Assisting Cascal management in any staff disciplinary matters;

vi)	Processing periodic salary review and bonus letters.
Service 3 — Information Technology Service:
Biwater will provide an information technology (“IT”) support service for Cascal. This service will include:
i)	Maintaining and supporting the Cascal network servers, including the provision of appropriate security and disaster recovery to the same standards as required by the Biwater group IT policy,

ii)	Providing support and advice to Cascal staff during the hours of 9.00 am to 5.00 pm, on days that the Dorking offices are open, in the usage of the IT equipment and supported software in accordance with the Biwater group IT policy.

iii)	Procuring appropriate IT hardware, including computers, printers and fax machines that are compatible with Cascal’s IT infrastructure at competitive prices;

iv)	Procuring appropriate software licenses in sufficient quantities to meet Cascal’s identified business requirements;

v)	Monitoring Cascal’s usage of IT to ensure that it complies with Cascal’s IT policy.
Service 4 — Public Relations Service:
Biwater will provide a public relations support for Cascal. This services will include:
i)	Producing internal communications for Cascal including Cascade, Quarterly Briefings and Internal Announcements;

ii)	Producing external communications for Cascal including the Annual Report & Accounts, Press Releases; press articles;

iii)	Maintaining the Cascal UK website;

iv)	Producing and maintaining the ‘single sheets’ for Cascal including company profiles, capability statements and experience sheets;

v)	Organising and assisting in the running of Cascal Management Conferences;

vi)	Assisting Cascal management in preparing presentations, both internal and external;

vii)	Assisting Cascal project companies with their public relations needs.
Note: Cascal currently employs Hazel Arnold who manages the Biwater Public Relations department and so the employment costs of Hazel Arnold will be recharged to Biwater so that they are included within the quarterly charge for the Public Relations Service.
Note: Costs, fees and expenses of third parties specifically attributable or solely for the benefit of Cascal are not covered by this Agreement.

APPENDIX 2
The quarterly payment for each Service with effect from the Commencement Date is as follows:

Service 1 — Payroll Service	£2,168
Service 2 — Human Resources Service	£7,613
Service 3 — Information Technology Service	£11,846
Service 4 — Public Relations Service	£10,958